Execution Copy


                             STOCK OPTION AGREEMENT


                  STOCK OPTION AGREEMENT ("Option Agreement") dated January 14, 1998, between MQ Acquisition Corporation, a Delaware corporation ("Acquiror"), and the persons who are signatories hereto (the "Stockholders").

                              W I T N E S S E T H:

                  WHEREAS, the Board of Directors of Acquiror and the Board of Directors of Mediq Incorporated, a Delaware corporation (the "Company"), have approved an Agreement and Plan of Merger dated as of even date herewith (the "Merger Agreement") providing for the merger of Acquiror with and into the Company; and

                  WHEREAS, as a condition and inducement to Acquiror's willingness to enter into the Merger Agreement, Acquiror has required that each Stockholder agree, and each Stockholder has agreed, to grant to Acquiror the option set forth herein to purchase all of the Common Shares and Preferred Shares owned, directly or indirectly as set forth opposite his name on Schedule I hereto, or hereafter acquired, directly or indirectly, by such Stockholder (the "Shares");

                  NOW THEREFORE, in consideration of the premises herein contained, the parties agree as follows:

                  1. Definitions.

                  Capitalized terms used but not defined herein shall have the same meanings as in the Merger Agreement.

                  2. Grant of Option.

                  Subject to the terms and conditions set forth herein, each Stockholder hereby grants to Acquiror an irrevocable option (the "Option") to purchase all of the Shares at a price per share in cash (the "Purchase Price") equal to $14.50 per Share as provided in Section 4 hereof.

                  3. Exercise of Option.

                     (a) Acquiror may exercise the Option, in whole or in part, at any time or from time to time if a Purchase Event (as defined below) shall have occurred; provided, however, that, to the extent the Option shall not have been previously exercised, it shall terminate and be of no further force and effect upon the earlier to occur of (i) the Effective Time of the Merger; (ii) in the case of a termination of the Merger Agreement in accordance with Sections
8.1 (a), (b), (c) or (g), the date of such termination; provided that (x) no Purchase Event shall have occurred prior to such termination and (y) the Company shall not have been in breach of the Merger Agreement prior to such termination; and (iii) in the case of any other termination of the Merger Agreement, the date that is 6 months following such termination (such date, the "Termination Date").

                     (b) Notwithstanding the foregoing, if the Option cannot be exercised before the Termination Date as a result of any injunction, order or similar restraint issued by a court of competent jurisdiction, the Option shall expire on (and the Termination Date shall be so extended until the earlier of)
(i) the 30th business day after such injunction, order or restraint shall have been dissolved or (ii) when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be.

                     (c) As used herein, a "Purchase Event" shall mean any of the following events:

                         (i) any person (other than Acquiror or any of its
subsidiaries) shall have commenced (as such term is defined in Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), or shall have filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to, a tender offer or exchange offer to purchase any Common Shares or Preferred Shares such that, upon consummation of such offer, such person would have Beneficial Ownership (as defined below) of 25% or more of the then outstanding Common Shares or Preferred Shares or more than 25% of the total voting power of the Company;

                         (ii) the Company or any of its Subsidiaries shall or
shall have entered into, authorized, recommended, proposed or publicly announced an intention to enter into, authorize, recommend, or propose, an agreement, arrangement or understanding with any person (other than Acquiror or any of its subsidiaries) to, or any person (other than Acquiror or any of its subsidiaries) shall have publicly announced a bona fide intention to, (A) effect any Acquisition Proposal with the Company, (B) purchase, lease or otherwise acquire 25% or more of the assets of the Company and its consolidated Subsidiaries or
(C) purchase or otherwise acquire (including by way of merger, consolidation, tender or exchange offer or similar transaction) Beneficial Ownership (as defined below) of securities representing 25% or more of the voting power of the Company or any of its "significant subsidiaries" (as defined under Regulation S-X);

                         (iii) any person (other than Acquiror or any subsidiary
or stockholder of Acquiror, and other than a Stockholder) shall have acquired Beneficial Ownership or the right to acquire Beneficial Ownership of 25% or more of the Common Shares, Preferred Shares or voting power of the Company or there shall otherwise have been a Change in Control (as defined in the Merger Agreement) of the Company;

                         (iv) the Company's Board of Directors (or any committee
thereof) (i) shall have withdrawn, modified or changed its recommendation regarding the approval of the Merger or the Merger Agreement or the transactions contemplated thereby in a manner adverse to the Acquiror, (ii) shall have recommended to the stockholders of the Company any Acquisition Proposal; (iii) shall have taken any action in violation of Section 4.1(a) of the Merger Agreement, (iv) shall have failed to reaffirm publicly its recommendation regarding the approval of the Merger or the Merger Agreement and the transactions contemplated thereby within three business days' of receipt of Acquiror's written request to do so; or (v) shall have resolved, or entered into any agreement, to do any of the foregoing;

                         (v) if any of the Stockholders shall have breached in
any material respect any of their respective obligations under the Stockholder Agreements, dated the date hereof, between each Stockholder and Acquiror;

                         (vi) if at the Special Meeting (including any
adjournment or postponement thereof) the Company Stockholder Approvals shall not have been obtained or if the Company shall not have called and held a Special Meeting prior to the termination of the Merger Agreement after being requested to do so by the Acquiror as provided in the Merger Agreement;

                         (vii) the Merger Agreement shall have been terminated
(or Acquiror shall have the right to terminate the Merger Agreement) (x) pursuant to Sections 8.1(b) or (c) of the Merger Agreement and the Company's failure to perform any material covenant or obligation under, or other breach by the Company of, the Merger Agreement has caused or resulted in the failure of the Merger to occur on or before the date of such termination (or right to termination), or (y) pursuant to Section 8.1(d), (e) or (f) of the Merger Agreement; or

                         (viii) the Company shall have delivered a Superior
Proposal Notice.

                     (d) As used herein, the terms "Beneficial Ownership," "Beneficial Owner" and "Beneficially Own" shall have the meanings ascribed to them in Rule 13d-3 under the Exchange Act. As used herein, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

                     (e) In the event Acquiror wishes to exercise the Option, it shall deliver to each Stockholder at the address set forth on Schedule I, a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than two business days nor later than 30 calendar days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that if the closing of the purchase and sale pursuant to the Option (the "Closing") cannot be consummated by reason of any applicable judgment, decree, order, law or regulation, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated; and, provided further that, without limiting the foregoing, if prior notification to or approval of any regulatory authority is required in connection with such purchase, Acquiror and, if applicable, each Stockholder, shall promptly file the required notice or application for approval and shall expeditiously process the same (and each Stockholder shall cooperate in a commercially reasonable manner with Acquiror in the filing of any such notice or application and the obtaining of any such approval), and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be, (i) any required notification period has expired or been terminated or (ii) such approval has been obtained, and in either event, any requisite waiting period has passed.

                     (f) The Shares to be acquired pursuant to exercise of the Option shall be allocated pro rata as between Common Shares and Preferred Shares and as among each Stockholder based upon the number of Shares owned by them as set forth on Schedule I. If Acquiror exercises the Option for no more than two million Shares in the aggregate, the Stockholders may designate among themselves the Stockholders who shall sell Shares to Acquiror pursuant to such partial exercise of the Option, provided that (x) the aggregate number of Common Shares and Preferred Shares to be sold to Acquiror pursuant to such exercise shall remain the same as if there had been no designation and (y) such designation shall not adversely affect the accounting treatment or economic impact of exercise of the Option to Acquiror.

                     (g) In the event Acquiror exercises the Option in part and acquires Shares which represent a majority of the total voting power of the Company's capital stock, on a fully-diluted basis, Acquiror agrees that it will exercise the Option in respect of all the Shares set forth on Schedule I.

                  4. Payment and Delivery of Certificates.

                     (a) At the Closing, referred to in Section 3 hereof, Acquiror shall pay to each Stockholder the aggregate Purchase Price for the Shares purchased from such Stockholder pursuant to the exercise of the Option.

                     (b) At such Closing, simultaneously with the delivery as provided in Section 4(a), each Stockholder shall transfer to Acquiror good, valid and marketable title to, and shall deliver to Acquiror a certificate or certificates representing, the number of Shares purchased by Acquiror, accompanied by appropriate stock power(s) in form reasonably satisfactory to Acquiror), which Shares shall be free and clear of all liens, claims, charges, security interests, rights of first refusal or offer, proxies, voting trusts or agreements, understandings or arrangements and other encumbrances of any kind whatsoever other than any restrictions under the Securities Act or the Exchange Act.

                     (c) If at the time of transfer of any Common Shares or Preferred Shares pursuant to any exercise of the Option, the Company shall have issued any share purchase rights or similar securities to holders of the Common Shares or the Preferred Shares, then each such Share shall also represent rights with terms substantially the same as and at least as favorable to Acquiror as those issued to the Stockholders.

                  5. Authorizations, etc.

                     (a) Each Stockholder hereby represents and warrants to Acquiror that:

                         (i) The Stockholder has full power and authority to
execute and deliver this Option Agreement and to consummate the transactions contemplated hereby;

                         (ii) such execution, delivery and consummation have
been authorized by the Stockholder, and no other proceedings or actions by the Stockholder are necessary therefor;

                         (iii) this Option Agreement has been duly and validly
executed and delivered and represents a valid and legally binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms;

                         (iv) the Stockholder is the Beneficial Owner (in
addition to the registered owner) of, and has good, valid and marketable title to, the Common Shares and the Preferred Shares set forth opposite his name on
Schedule I hereto, which are all of the Shares owned, directly or indirectly, by the Stockholder, and the Stockholder does not have any right to acquire any additional Shares; and

                         (v) the Stockholder has taken all necessary action, and
obtained all necessary consents and authorizations (except as may be required by the HSR Act), to authorize and permit it to sell the Shares upon exercise of the Option, all of which Shares, upon sale pursuant hereto, and shall be delivered free and clear of all claims, liens, encumbrances, restrictions and security interests, rights of first refusal or offer, and not subject to any preemptive rights.

                     (b) Acquiror hereby represents and warrants to each Stockholder that:

                         (i) Acquiror has full corporate power and authority to
execute and deliver this Option Agreement and to consummate the transactions contemplated hereby;

                         (ii) such execution, delivery and consummation have
been authorized by all requisite corporate action by Acquiror, and no other corporate proceedings are necessary therefor;

                         (iii) this Option Agreement has been duly and validly
executed and delivered and represents a valid and legally binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms; and

                         (iv) any Shares or other securities acquired by
Acquiror upon exercise of the Option will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in compliance with the Securities Act.

                         (v) prior to the Closing, Acquiror will have taken all
necessary action and obtained all necessary consents and authorizations (except as may be required by the HSR Act), to authorize and permit it to purchase the Shares upon exercise of the Option.

                  6. Adjustment upon Changes in Capitalization.

                  In the event of any change in the Common Shares or Preferred Shares by reason of a stock dividend, split-up, recapitalization, merger, consolidation, reorganization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately so that Acquiror shall receive upon exercise of the Option the same class and number of outstanding shares or other securities or property that Acquiror would have received in respect of the Common Shares or Preferred Shares if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable.

                  7. Severability.

                  Any term, provision, covenant or restriction contained in this Option Agreement held by a court or other Governmental Entity of competent jurisdiction to be invalid, void or unenforceable, shall be ineffective to the extent of such invalidity, voidness or unenforceability, but neither the remaining terms, provisions, covenants or restrictions contained in this Option Agreement, nor the validity or enforceability thereof in any other jurisdiction shall be affected or impaired thereby. Any term, provision, covenant or restriction contained in this Option Agreement that is so found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable.

                  8. Miscellaneous.

                     (a) Expenses. Each of the parties hereto shall pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel, except as otherwise provided herein.

                     (b) Entire Agreement. This Option Agreement and the Stockholder Agreement (including the documents and the instruments referred to therein constitute the entire agreement among the Stockholders and Acquiror and supersede all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof.

                     (c) Successors; No Third Party Beneficiaries. Acquiror may assign the Option in whole or in part to any person; provided that no such assignment shall relieve Acquiror of its obligations hereunder. The terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Option Agreement, except as expressly provided herein.

                     (d) Notices. Subject to Section 8(k) hereof, all notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered to Acquiror in accordance with Section 9.8 of the Merger Agreement and, in the case of the Stockholder, at the address set forth in the Stockholder Agreement.

                     (e) Counterparts. This Option Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but both such counterparts together shall constitute but one agreement.

                     (f) Further Assurances. In the event of any exercise of the Option by Acquiror, each Stockholder and Acquiror shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

                     (g) Specific Performance. The parties hereto agree that if for any reason Acquiror or any Stockholder shall have failed to perform its obligations under this Option Agreement, then either party hereto seeking to enforce this Option Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that either party hereto may have against the other party hereto for any failure to perform its obligations under this Option Agreement.

                     (h) Governing Law. This Option Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and entirely to be performed within such state. Nothing in this Option Agreement shall be construed to require any party (or any subsidiary or affiliate of any party) to take any action or fail to take any action in violation of applicable law, rule or regulation.

                     (i) Regulatory Approvals. If, in connection with the exercise of the Option under Section 3, prior notification to or approval of any Governmental Entity is required, then the required notice or application for approval shall be promptly filed and/or expeditiously processed by each Stockholder and periods of time that otherwise would run pursuant hereto (if any) shall run instead from the date on which any such required notification period has expired or been terminated or such approval has been obtained, and in either event, any requisite waiting period shall have passed.

                     (j) Waiver and Amendment. Any provision of this Option Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Option Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

                     (k) Jurisdiction. Each party hereto irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this agreement and the transactions contemplated hereby, and further agrees that service of any process, summons, notice or document by U.S. registered or certified mail to the Stockholder at Duane Morris & Heckscher LLP, One Liberty Place, Philadelphia, PA 19103, Attention: Sheldon M. Bonovitz or Frederick W. Dreher, or to Acquiror c/o Bruckmann, Rosser & Sherrill & Co., Inc., 126 East 56th Street, New York, N.Y. 10022, Attention: Bruce Bruckmann, shall be effective service of process for any action, suit or proceeding brought against such party in such court. Each party hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Option Agreement or the transactions contemplated hereby, in the courts of the State of Delaware located in Wilmington, Delaware or the United States of America located in Wilmington, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

                                          MQ ACQUISITION CORPORATION


                                          By: /s/ Bruce C. Bruckmann
                                              ----------------------------------
                                              Name:
                                              Title:

                                          /s/ Michael J. Rotko
                                          --------------------------------------
                                          Michael J. Rotko

                                          /s/ Bessie G. Rotko
                                          --------------------------------------
                                          Bessie G. Rotko

                                          /s/ Judith M. Shipon
                                          --------------------------------------
                                          Judith M. Shipon


                                          T/D BERNARD B. ROTKO DATED
                                          NOVEMBER 18, 1983


                                          By: /s/ Bessie G. Rotko
                                              ----------------------------------
                                              Bessie G. Rotko, Trustee



                                          By: /s/ Judith M. Shipon
                                              ----------------------------------
                                              Judith M. Shipon, Trustee


                                          By: /s/ Michael J. Rotko
                                              ----------------------------------
                                              Michael J. Rotko, Trustee


                                          By: /s/ John D. Iskrant
                                              ----------------------------------
                                              John D. Iskrant, Trustee


                                          PNC BANK, as Trustee

                                          By:
                                              -----------------------------
                                              Name:
                                              Title:

                                                                      Schedule I


Name and Address of Stockholder                     Company Preferred Shares              Company Common Shares
T/D BERNARD B. ROTKO DATED NOVEMBER 18,                     3,570,969                           3,570,969
1983, Bessie G. Rotko, Michael J. Rotko,
Judith M. Shipon, John D. Iskrant and PNC
Bank, Trustees
Bessie G. Rotko                                              269,031                             240,489
Judith M. Shipon                                             458,757                             459,007
Michael J. Rotko                                             448,655                             448,665
                                                             -------                             -------
                                                            4,747,412                           4,719,130
                                                            =========                           =========

c/o John D. Iskrant
Schnader Harrison Segal & Lewis
1600 Market Street, Suite 3600
Philadelphia, PA 19103

